Exhibit 99.1

GLEN BURNIE BANCORP ANNOUNCES 2016

4Q EARNINGS AND YEAR END EARNINGS

GLEN BURNIE, MD (March 6, 2017) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, today reported fourth quarter and year-end earnings for 2016.

For the quarter ended December 31, 2016, the company realized net income of $395,000 or $0.15 basic and diluted earnings per share as compared to net income of $447,000 or $0.16 basic and diluted earnings per share for the same period in 2015. Net interest income after provision for credit losses for the fourth quarter of 2016 was $2,199,000 compared to $2,370,000 for the same three-month period in 2015.

Net income for the year ended December 31, 2016 was $1,101,000 or $0.40 basic and diluted earnings per share as compared to net income of $1,353,000 or $0.49 basic and diluted earnings per share in 2015. Net interest income after provision for credit losses for the year ended December 31, 2016 was $10,290,000 as compared to $9,520,000 in 2015. Assets at December 31, 2016 were $388,432,000 as compared to $390,580,000 at December 31, 2015. Net loans were $262,574,000 at December 31, 2016, up from net loans of $ 259,637,000 at December 31, 2015.

John D. Long, President and Chief Executive Officer, stated, “As we continue to focus on increasing our net interest income after provision for credit losses and improve our efficiencies, the fourth quarter 2016 had mixed results in this area. This is mostly due to an added provision for losses totaling $236,000 on one residential loan. Despite this added provision, the Company had a solid fourth quarter as we continued to grow loans, improve our credit quality and experience increased loan origination volumes during the quarter.”

“Our December 31, 2015 net income included net gains from sales of securities of $1,038,000, as compared to only $2,000 from the sales of securities for the year ended December 31, 2016,” continued Mr. Long. “Therefore, on an operating basis, we show improved results. During the year ended December 31, 2016, we made several strategic cost savings moves that negatively affected the results for the year but we anticipate we will improve our operational efficiencies in the years going forward. We believe that we continue to be a sound, conservatively run financial institution, and we remain profitable and well-capitalized. We continue to be actively engaged with the communities we serve, providing loans and banking services to meet their financial needs.”

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $388 million. Founded in 1949, The Bank of Glen Burnie® is a community bank with eight branch offices serving Anne Arundel County.

www.thebankofglenburnie.com

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Contact: John D. Long, President & CEO Phone: 410-768-8871 Email: JLong@bogb.net

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	(audited)	(audited)
	December	December
	31, 2016	31, 2015
Assets

Cash and due from banks	$6,946	$7,493
Interest bearing deposits	479	2,308
Federal funds sold	3,197	2,570
Investment securities	94,607	98,790
Loans, net of allowance	262,574	259,637
Premises and equipment at cost, net of accumulated depreciation	3,323	3,369
Other real estate owned	114	74
Other assets	17,192	16,339
Total assets	$388,432	$390,580

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$333,237	$335,191
Long-term borrowings	20,000	20,000
Other liabilities	1,381	1,213
Total liabilities	354,618	356,404

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares;
issued and outstanding December 31, 2016 2,786,855;
December 31, 2015 2,773,361 shares	2,787	2,773
Surplus	10,130	9,986
Retained earnings	21,707	21,718
Accumulated other comprehensive loss, net of tax benefits	(810)	(301)
Total stockholders' equity	33,814	34,176

Total liabilities and stockholders' equity	$388,432	$390,580

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(audited)
	2016	2015	2016	2015

Interest income on
Loans, including fees	$2,810	$ 2,876	$11,190	$11,577
U.S. Treasury securities	6	10	33	80
U.S. Government agency securities	261	179	1,026	745
State and municipal securities	238	245	913	1,081
Other	28	46	119	123
Total interest income	3,343	3,356	13,281	13,606

Interest expense on
Deposits	348	414	1,481	1,750
Long-term borrowings	161	162	642	641
Total interest expense	509	576	2,123	2,391

Net interest income	2,834	2,780	11,158	11,215

Provision for credit losses	635	410	868	1,695

Net interest income after provision for credit losses	2,199	2,370	10,290	9,520

Other income
Service charges on deposit accounts	76	123	323	443
Other fees and commissions	284	210	805	795
Other non-interest income	241	12	285	513
Income on life insurance	54	55	215	219
Gains on investment securities	1	369	2	1,038
Total other income	656	769	1,630	3,008

Other expenses
Salaries and employee benefits	1,430	1,596	6,212	6,491
Occupancy	183	183	745	778
Other expenses	953	808	3,945	3,661
Total other expenses	2,566	2,587	10,902	10,930

Income before income taxes	289	552	1,018	1,598

Income tax expense	(106)	105	(83)	245

Net income	$395	$ 447	$1,101	$1,353

Net income per share of common stock	$0.15	$ 0.16	$0.40	$0.49

Weighted-average shares of common stock outstanding	2,786,713	2,773,151	2,780,477	2,768,966